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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


The Board of Directors
Myriad Genetics, Inc.

We consent to incorporation by reference in the registration statements (No.'s 333-99204, 333-4700, 333-23255, 333-40961 and 333-93363) on Forms S-8 of Myriad
Genetics, Inc. of our report dated August 22, 2000, related to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Myriad Genetics, Inc.

                                   KPMG LLP

Salt Lake City, Utah
September 13, 2000